MASTER SERVICES AGREEMENT

This Agreement, dated October 31, 2016 is between Centaur Mutual Funds Trust (the “Trust”), a Delaware statutory trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio.

Background
The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that Ultimus perform certain services for each of its series listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, the parties agree as follows:

Terms and Conditions
1. Retention of Ultimus
The Trust retains Ultimus to act as the service provider on behalf of each Fund for the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

[X]	Fund Accounting Addendum

[X]	Fund Administration Addendum

[X]	Transfer Agent and Shareholder Servicing Addendum

Each selected Addendum is incorporated by reference into this Agreement.

2. Allocation of Charges and Expenses

2.1. Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Trust who are affiliated persons of Ultimus, except when such person is serving as the Trust’s chief compliance officer.

2.2. The Trust, on behalf of each Fund, assumes and shall pay or cause to be paid all other expenses of the Trust or a Fund not otherwise allocated under this Section 2, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy statements and related materials, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws, fees and out-of-pocket expenses of Trustees of the Trust (the “Trustees”) who are not affiliated persons of Ultimus or the investment adviser(s) to the Trust, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

3. Compensation

3.1. The Trust, on behalf of each Fund, shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

3.2. If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Trust shall promptly pay Ultimus’ compensation for the preceding month.

3.3. In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4. In the event that any fees are disputed, the Trust shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which both parties reasonably come to an agreement on the dispute and Ultimus provides to the Trust documentation which reasonably supports the disputed charges.

4. Reimbursement of Expenses
In addition to paying Ultimus the fees described in each Fee Letter, the Trust, on behalf of each Fund, agrees to reimburse Ultimus for its actual out-of-pocket expenses in providing services hereunder, if applicable, including without limitation the following:

4.1. Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Trust’s Board of Trustees (the “Board”) or any Committee thereof and shareholders’ meetings;

4.2. All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Trust;

4.3. All direct telephone, telephone transmission and telecopy or other electronic transmission expenses reasonably incurred by Ultimus in communication with the Trust, the Trust’s investment adviser(s) or custodian, counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, the Trust’s independent accountants, dealers or others as required for Ultimus to perform the Services;
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4.4. The costs of obtaining primary and secondary security market quotes and any securities data, including but not limited to the cost of fair valuation services, from pricing agents approved by the Trust;

4.5. The direct cost of electronic or other methods of storing records and materials;

4.6. All fees and expenses approved by the Trust incurred in connection with any direct licensing of software, subscriptions to databases, custom programming or systems modifications specific to the Trust required to provide any special reports or services requested by the Trust;

4.7. Any expenses Ultimus shall incur at the direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes;

4.8. A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC1 Reports”); and

4.9. Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5. Maintenance of Books and Records; Record Retention

5.1. Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the 1940 Act.

5.2. Ownership of Records

A.
Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Trust or Fund.

B.
Ultimus agrees to provide the Client Records of the Trust or a Fund upon reasonable request, and to make such books and records available for inspection by the Trust, a Fund, or its regulators at reasonable times.

C.
Ultimus agrees to furnish to the Trust or a Fund, at the expense of the Trust or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Trust or Fund or, upon the written request of the Trust or Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Trust or Fund with copies as soon as reasonably practical after the termination.

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5.3. Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4. If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Trust or Fund of such request(s) so that the Trust or Fund may seek an appropriate protective order.

6. Subcontracting
Ultimus may, at its expense and upon notice to the Trust, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor.

7. Effective Date

7.1. This Agreement shall become effective as of the date first written above with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Agreement Effective Date”).

7.2. Each Addendum shall become effective as of the date first written in the Addendum with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (collectively with the Agreement Effective Date, the “Addendum Effective Date”).

8. Term

8.1. Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of 4 years from the date first written above (the “Initial Term”).

8.2. Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive 1-year periods (a “Renewal Term”).

8.3. Termination. A party may terminate this Agreement under the following circumstances.

A.
Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)
a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)
the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position;

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(3)
a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)
the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect.

B.
Out-of-Scope Termination. If a Trust or Fund demands services that are beyond the scope of this Agreement and any incorporated Addendum, and the parties cannot agree on appropriate terms relating to such out-of-scope services, Ultimus may terminate this Agreement upon 60 days’ prior written notice.

C.
End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term or then-current Renewal Term.

D.
Early Termination. Any termination by the Trust or Fund other than termination under Section 8.3.A or C is deemed an “Early Termination”. The Trust or Fund that provides a notice of early termination is subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter.

E.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

F.
Transition. Upon termination of this Agreement, Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust or its designees the Trust’s property, records, instruments, and documents, and (2) a reasonable de-conversion fee as mutually agreed to by the parties. Notwithstanding the foregoing, should the termination of the Agreement be terminated by the Trust in accordance with Section 8.3A(1), Ultimus will cooperate with and reasonably assist the Trust in transitioning all Services to a new service provider without charging any fees for such transition assistance.

G.
Liquidation. Upon termination of this Agreement due to the liquidation of the Trust or a Fund, Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust or its designees the Trust’s property, records, instruments, and documents, and (2) a reasonable liquidation fee as mutually agreed to by the parties. Any such liquidation occurring after the first 2 years of the Initial Term of this Agreement shall not be subject to an Early Termination Fee.

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H.
Partial Termination of Service. In the event that Ultimus discontinues, merges, or sells to a third party a material portion (i.e., a key operational business line material to this Agreement, such as Fund Accounting or Transfer Agency operations) of its fund services business that provides services to the Trust under this Agreement, and therefore Ultimus no longer provides such service, the Trust may, within 120 days of receiving written notice of the close of the event, immediately terminate this entire Agreement without penalty upon 90 days’ written notice. Upon notice of such termination, Ultimus will cooperate with and reasonably assist the Trust in transitioning all Services to a new service provider without charging any fees for such transition assistance. Upon termination for any reason, Ultimus shall transfer to the Trust any toll-free telephone number that Ultimus obtained on behalf of the Trust for shareholder calls.

8.4.   No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9. Additional Funds or Classes of Shares
In the event that the Trust establishes one or more series or classes of shares after the Agreement Effective Date, each such series or class of shares shall become a Fund or class of shares of a Fund (if applicable), under this Agreement and shall be added to Schedule A.

10. Standard of Care; Limits of Liability; Indemnification

10.1. Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2. Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)
performing Services or duties pursuant to any instruction, notice, or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust or any Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes);

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(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	any errors in the valuation information provided by the Trust’s approved third party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing a Fund’s portfolio holdings;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control; and

(5)	any error, action or omission by the Trust or other past or current service provider.

B.
Ultimus may apply to the Trust at any time for instructions and may consult with counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.
A copy of the Trust’s Declaration of Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trust and not the Trustees individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the Trust (or the particular Fund), for the satisfaction of such obligations.

D.
Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, the Trust’s investment adviser or any of the Trust’s other service providers until receipt of written notice thereof from the Trust. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.
The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance. In no event shall either party be liable to the other party for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or the party was advised of the possibility thereof. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

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10.3. Indemnification

A.
Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.
Notwithstanding the foregoing provisions, the Trust or Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A unless such Losses were caused in part by Ultimus’ willful misfeasance, bad faith or gross negligence.

C.
Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

10.4. The provisions of this Section 10 shall survive termination of this Agreement.

11. Force Majeure.
Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, or (unless such failures are within Ultimus’ reasonable control) failure of the mails, transportation, communication, or power supply provided however, if a party is unable to perform its obligations under this Agreement due to such events, such party shall promptly notify the other party.
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12. Representations and Warranties

12.1. Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)
To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)
For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including without limitation federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by the Agreement.

(E)
This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)
Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2. Representations of the Trust. The Trust represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)
(1) as of the close of business on the Agreement Effective Date, each Fund that is then in existence has authorized unlimited shares, and (2) no shares of the Trust will be offered to the public until the Trust’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act has been declared or becomes effective.

(B)
It shall cause the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for each Fund to cooperate with Ultimus and to provide it with such information, documents, and advice relating to the Fund as appropriate or reasonably requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement.

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(C)
To the best knowledge of the Trust and the Fund, the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”), Bylaws and registration statement and the Fund’s prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(D)
Each of the employees of Ultimus that serve or has served at any time as an officer of the Trust, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Trust’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Trust’s Declaration of Trust and Bylaws regarding indemnification of its officers. The Trust shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be cancelled or terminated.

(E)
Any officer (authorized in Section 14.1(C)) of the Trust shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Trust (an “Authorized Person”) (unless such authority is limited in a writing from the Trust and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

12.3
Representations of Ultimus. Ultimus represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that Ultimus has a commercially reasonable disaster recovery plan and that the various procedures and systems which Ultimus has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records and other data of the Trust and Ultimus’ records, data, equipment facilities, and other property used in the performance of its obligations hereunder, are adequate and that Ultimus will make such changes therein as are required for the secure performance of its obligations hereunder.

13. Insurance

13.1. Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2. Notice of Claims. As it relates to the Services provided under this Agreement, each party shall notify the other party of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party, the notifying party shall aggregate and disclose all outstanding claims against the notifying party.

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13.3. Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14. Information Provided By The Trust

14.1. Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Trust will furnish to Ultimus the following:

(A)	copies of the Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Trust’s Bylaws and any amendments thereto;

(C)
certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder;

(D)	a list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)
the Trust’s registration statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act and the 1940 Act; (F)the Trust’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(F)
an accurate current list of shareholders of each existing series of the Trust, if applicable, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

(G)	copies of the current plan of distribution adopted by the Trust under Rule 12b-1 under the 1940 Act for each Fund, if applicable;

(H)	copies of the current investment advisory agreement and current investment sub-advisory agreement, if applicable, for each Fund;

(I)	copies of the current underwriting agreement for each Fund;

(J)
contact information for each Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(K)	a copy of procedures adopted by the Trust in accordance with Rule 38a-1 under the 1940 Act.

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14.2. After the Agreement Effective Date. After the Agreement Effective Date, the Trust will furnish to Ultimus any amendments to the items listed in Section 14.1.

15. Compliance with Law
The Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of a Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Trust or a Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended; provided that the foregoing shall not shield Ultimus form any liability to the Trust pursuant to Section 10.1 of this Agreement.

16. Privacy and Confidentiality

16.1. Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)
Customer Information (as defined below). Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

Notwithstanding the foregoing, the following information shall not be deemed to be Confidential Information: (a) information that was in the public domain at or subsequent to the time such Confidential Information was communicated to the Receiving Party by the Disclosing Party through no fault of the Receiving Party; (b) information that was rightfully in the Receiving Party’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to the Receiving Party by the Disclosing Party; and (c) information that was developed by the Receiving Party or its employees, as the case may be, independently of and without reference to any Confidential Information communicated to the Receiving Party by the Disclosing Party.

16.2. Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Trust. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

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16.3. Treatment of Confidential Information

(A)
Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)	Each party agrees that:

(1)
The Receiving Party will hold all the Disclosing Party’s Confidential Information it obtains in strictest confidence and will use and permit use of such Confidential Information solely for the purposes of this Agreement;

(2)
Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or use of the Disclosing Party’s Confidential Information under this Agreement;

(3)
The Receiving Party may disclose or provide access to the Disclosing Party’s Confidential Information only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements or if required under the law, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement; and

(4)
The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information, and will reasonably cooperate with the Disclosing Party to protect all proprietary rights in any such Confidential Information.

16.4. Severability. This provision and the obligations under this Section 16 shall survive termination of the Agreement.

17. Press Release
Within the first 60 days of the Agreement Effective Date, the Trust agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Trust’s prior written consent prior to publication of such release, which consent may only be reasonably denied by the Trust.

18. Non-Exclusivity
The services of Ultimus rendered to the Trust are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

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19. Arbitration
In the event of a dispute between or among the parties relating to or arising out of this Agreement or the relationship of the parties, the parties will submit the matter to arbitration in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA. The parties further agree that any contract, agreement or understanding between a party and its designees involving this Agreement shall contain a provision binding the designee to the terms of this Arbitration Provision.

19.1. Arbitration will be held in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, except (a) in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association under the Commercial Arbitration Procedures then in effect, and (b) in the event that a non-party to this Agreement brings an arbitration relating to or arising out of this Agreement, then the entire dispute shall be arbitrated in whichever arbitration forum such arbitration is brought, and the parties and their designees agree to submit to the jurisdiction of such arbitration forum. In the event that (x) a non-party initiates a judicial proceeding relating to, or arising out of, this Agreement, and (y) such claim cannot be compelled to arbitration, and (z) a party or its designee asserts a claim against another party or its designee in connection with such proceeding, then the entire dispute shall be litigated in that court, and the parties and their designees agree to submit to the jurisdiction of the court in that judicial proceeding.

19.2. If the arbitration is brought by a party, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, or American Arbitration Association under the Commercial Arbitration Procedures then in effect, as appropriate. To the extent possible, the arbitrators shall be attorneys specializing in securities law. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

19.3. The parties and their respective designees will each bear their own expenses, including legal and expert fees, if any, with respect to the arbitration. The arbitrator will designate the party and/or designee to bear the costs of the arbitration forum and arbitrator’s fees or the respective amounts of such costs to be borne by each party and/or their designees. Any costs or fees, including attorneys fees, involved in enforcing the award shall be fully assessed against and paid by the party and/or designee resisting or preventing enforcement of the award.

19.4. Nothing in this Section 19 will prevent the parties from resorting to judicial proceedings or otherwise for injunctive relief to prevent or limit irreparable harm or injury to such a party.

Ultimus Master Services Agreement October 31, 2016	Page 14 of 16

20. Notices
Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

20.1. If to the Trust:

Centaur Mutual Funds Trust
Southlake Town Square
1460 Main Street, Suite 234
Southlake, TX 76092
ATTN: Rick Schumacher

20.2. If to Ultimus:

Ultimus Fund Solutions, LLC
Attn: Director of Fund Administration
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246
Facsimile: (513) 587-3437
E-mail: FundAdmin@ultimusfundsolutions.com

21. General Provisions

21.1. Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2. Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

21.3. Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4. Assignments

(A)
Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)
The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Trust because of reorganization, recapitalization, or change of domicile.

(C)
Unless the Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides to the Trust at least 90 days’ prior written notice.

Ultimus Master Services Agreement October 31, 2016	Page 15 of 16

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

21.6. Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

21.8. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

21.9. Limitation of Liability. It is expressly agreed that the obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust. If a matter relates only to a particular Fund, that Fund shall be solely responsible for all liabilities connection with such matter, and Ultimus agrees to look solely to the assets of such Fund for the payment or performance thereof.

The parties duly executed this Agreement as of October 31, 2016.

	Centaur Mutual Funds Trust		Ultimus Fund Solutions, LLC

By:	/s/ James H. Speed, Jr.	By:	/s/ Gary R. Tenkman
Name:	James H. Speed, Jr.	Name:	Gary R. Tenkman
Title:	Chairman - Trustee	Title:	Chief Operating Officer, Managing Director

Ultimus Master Services Agreement October 31, 2016	Page 16 of 16

SCHEDULE A

To the
Master Agreement Services
between
Centaur Mutual Funds Trust
and
Ultimus Fund Solutions, LLC
Dated October 31, 2016

Fund Portfolio(s)

Centaur Total Return Fund

Fund Accounting Addendum
For
Centaur Mutual Funds Trust

This Fund Accounting Addendum, dated October 31, 2016, is between Centaur Mutual Funds Trust (the “Trust”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, dated October 31, 2016, and Ultimus Fund Solutions, LLC (“Ultimus”).

Fund Accounting Services
1. Performance of Daily Accounting Services
Ultimus shall perform the following accounting services daily for each Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.
obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s investment adviser or its designee, as approved by the Trust’s Board of Trustees (hereafter referred to as “Board”);

1.3.	verify and reconcile with the Funds’ custodian cash and all daily activity;

1.4.	compute, as appropriate, each Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.5.
review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to NASDAQ and such other entities as directed by the Fund;

1.6.	determine unrealized appreciation and depreciation on securities held by the Funds;

1.7.	accrue income of each Fund;

1.8.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

1.9.	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.10.	record investment trades received in proper form from the Fund or its authorized agents on the industry standard T+1 basis;

1.11.	calculate Fund expenses based on instructions from the Fund’s administrator;

1.12.	accrue expenses of each Fund;

1.13.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.14.	provide accounting reports in connection with the Trust’s regular annual audit and other audits and examinations by regulatory agencies;

1.15.	provide such periodic reports as agreed to by the parties;

1.16.
prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.17.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies; and

1.18.
cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that all necessary information is made available to, the Trust’s independent public accountants in connection with any audit or the preparation of any report requested by the Trust.

2. Additional Accounting Services
Ultimus shall also perform the following additional accounting services for each Fund.

2.1.
Financial Statements. Ultimus will provide monthly (or as frequently as may reasonably be requested by the Trust or a Fund’s investment adviser) a set of Financial Statements for each Fund. For purposes of this Fund Accounting Addendum, “Financial Statements” include the following: (A) Statement of Assets and Liabilities; (B) Statement of Operations; (C) Statement of Changes in Net Assets; (D) Security Purchases and Sales Journals; and (E) Fund Holdings Reports.

2.2.	Other Information. Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Trust’s quarterly and semiannual reports with the SEC on Form N-Q, Form N-SAR and Form N-CSR;

(C)	registration statements on Form N-1A and other filings relating to the registration of shares;

(D)	Ultimus’ monitoring of the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (the “Internal Revenue Code”);

Fund Accounting Addendum	Page 2 of 3

(E)	annual audit by the Trust’s independent accountants; and

(F)	examinations performed by the SEC or other regulatory body.

2.3.	Other Services

(A)	as appropriate, compute the Trust’s yields, total return, expense ratios, and portfolio turnover rate, and any other financial ratios required by regulatory filings.

3. Special Reports and Services

3.1.
Ultimus may provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

3.2.
Ultimus may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

3.3.
For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

4. Tax Matters
Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Accounting Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

The parties duly executed this Fund Accounting Addendum as of October 31, 2016.

	Centaur Mutual Funds Trust		Ultimus Fund Solutions, LLC
On behalf of all Funds listed on Schedule A to the Master Services Agreement

By:	/s/ James H. Speed, Jr.	By:	/s/ Gary R. Tenkman
Name:	James H. Speed, Jr.	Name:	Gary R. Tenkman
Title:	Chairman - Trustee	Title:	Chief Operating Officer, Managing Director

Fund Accounting Addendum	Page 3 of 3

Fund Accounting Fee Letter
For
Centaur Total Return Fund
A series of
Centaur Mutual Funds Trust

This Fee Letter applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Centaur Mutual Funds Trust (the “Trust”), for Centaur Total Return Fund (the “Fund”), pursuant to the Master Services Agreement, dated October 31, 2016, and the Fund Accounting Addendum, dated October 31, 2016.

1. Fees
For the Fund Accounting Services provided under the Fund Accounting Addendum, Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

4.1.	Base fee of $50,000 per Fund per year;

 plus

4.2.	Asset based fee of:

Average Daily Net Assets	Asset Based Fee
Up to $500 million	.01%
In excess of $500 million	.005%

4.3.	Multi-Manager: For Multi-Manager funds, Ultimus charges a fee of $500 per month per manager.

4.4.
The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

5. Performance Reporting
Performance Reporting (including After-Tax Performance Reporting) is included in the Fees above.

6. Out-Of-Pocket Expenses
In addition to the above fees, each Fund will reimburse Ultimus for the costs of the daily portfolio-price-quotation services utilized by such Fund.

7. Term

7.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

7.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive 1-year periods (each a “Renewal Term”).

8. Fee Increases
Following the first 18 months of the Initial Term, Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1 plus 1.5%; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. Any CPI–U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

9. Amendment
The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.
[Fund] Fund Accounting Fee Letter	Page 2 of 3

Fund Accounting Fee Letter dated October 31, 2016.

	Centaur Mutual Funds Trust		Ultimus Fund Solutions, LLC
On behalf of all Funds listed on Schedule A to the Master Services Agreement

By:	/s/ James H. Speed, Jr.	By:	/s/ Gary R. Tenkman
Name:	James H. Speed, Jr.	Name:	Gary R. Tenkman
Title:	Chairman - Trustee	Title:	Chief Operating Officer, Managing Director

[Fund] Fund Accounting Fee Letter	Page 3 of 3

Fund Administration Addendum
For
Centaur Mutual Funds Trust

This Addendum, dated October 31, 2016, is between Centaur Mutual Funds Trust (the “Trust”), on behalf of the Funds listed in Scheduled A to the Master Services Agreement, and Ultimus Fund Solutions, LLC (“Ultimus”).

Fund Administration Services
1. Regulatory Reporting
Ultimus shall provide the Trust with regulatory reporting services, including:

1.1.	prepare, in consultation with Trust counsel, and supervise the filing of annual updates to prospectuses and statements of additional information in the Trust’s registration statements;

1.2.	calculate and report Trust performance as directed by the Trust;

1.3.	coordinate the layout and printing of prospectuses and other SEC required publicly disseminated reports;

1.4.
prepare and file with the SEC (i) the reports for the Trust on Forms N-CSR, N-Q and N-SAR, (ii) Form N-PX, ~~and~~ (iii) all required notices pursuant to Rule 24f-2 under the 1940 Act, (iv) fidelity bond filings and (v) such other filings reasonably requested by the Trust;

1.5.
prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to make a continuous offering of its shares; and

1.6.
cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that the necessary information is made available to the SEC or any other regulatory authority in connection with any regulatory audit of the Trust or any Fund.

2. Shareholder Communications
Ultimus shall develop and prepare, with the assistance of the Trust’s investment adviser(s) and other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the printing and mailing of prospectuses, notices and other reports to Trust shareholders.

3. Corporate Governance
Ultimus shall provide the following services to the Trust and its Funds:

3.1.
provide individuals reasonably acceptable to the Trust’s Board of Trustees (the “Board”) to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined and under supervision by the Board;

3.2.
coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Board;

3.3.	coordinate meetings of, prepare materials for, attend and write minutes of the Board’s quarterly meetings; and

3.4.	maintain the Trust’s governing documents and any amendments thereto, including the Agreement and Declaration of Trust, By-laws and minutes of Board and committee meetings.

4. Other Services
Ultimus shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the Trust; and shall provide such other services as the Trust may reasonably request that Ultimus perform consistent with its obligations under the Master Services Agreement and this Fund Administration Addendum:

4.1.	administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser(s), distributor, custodian, transfer agent and fund accountant;

4.2.
assist the Trust, each Fund’s investment adviser(s) and the Trust’s Chief Compliance Officer in monitoring the Trust and its Funds for compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Trust’s or any Fund’s then current prospectus or statement of additional information;

4.3.
perform all reasonable and customary administrative services and functions of the Trust to the extent such administrative services and functions are not provided to the Trust by other agents of the Trust;

4.4.	furnish advice and recommendations with respect to other aspects of the business and affairs of the Trust, as the Trust and Ultimus shall determine desirable;

4.5.	prepare and maintain the Trust’s operating budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

4.6.
prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

4.7.
assist the Trust’s independent public accountants with the preparation and filing of the Trust’s tax returns, Form W-2P, and Form 5498 to appropriate shareholders, with copies to the Internal Revenue Service. Ultimus will also research and calculate the qualified dividend rate for income and short term capital gain distributions and produce supplemental tax information letters for each Fund, if applicable;

Fund Administration Addendum	Page 2 of 3

4.8.	advise the Trust and its Board on matters concerning the Trust and its affairs including making recommendations regarding dividends and distributions;

4.9.	administer all disbursements for a Fund;

4.10.	upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers and EDGAR providers;

4.11.	assist with the coordination, communications and data collection with regard to yearly audits by independent accountants; and

4.12.
coordinate the proxy process, including solicitation, if necessary. The preparation of proxy materials and the filing of such materials with the SEC shall be subject to an additional fee, to be negotiated by the parties in good faith, as applicable.

For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

5. Tax Matters
Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

6. Legal Representation
Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Ultimus will not be obligated to provide legal representation to the Trust or any Fund, including through the use of attorneys that are employees of Ultimus. The Trust acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and rely on outside counsel retained by the Trust to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Trust, any information provided to Ultimus attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

The parties duly executed this Fund Administration Addendum as of October 31, 2016.

	Centaur Mutual Funds Trust		Ultimus Fund Solutions, LLC
On behalf of all Funds listed on Schedule A to the Master Services Agreement

By:	/s/ James H. Speed, Jr.	By:	/s/ Gary R. Tenkman
Name:	James H. Speed, Jr.	Name:	Gary R. Tenkman
Title:	Chairman - Trustee	Title:	Chief Operating Officer, Managing Director

Fund Administration Addendum	Page 3 of 3

Fund Administration Fee Letter
For
Centaur Total Return Fund
A series of
Centaur Mutual Funds Trust

This Fee Letter applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Centaur Mutual Funds Trust (the “Trust”), on behalf of the Centaur Total Return Fund (the “Fund”), pursuant to the Master Services Agreement, dated October 31, 2016, and the Fund Administration Addendum, dated October 31, 2016.

1. Fees

1.1.
For the Fund Administration Services provided under the Fund Administration Addendum, Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

Average Daily Net Assets	Administration Fee
Up to $500 million	.05%
$500 million to $1 billion	.03%
In excess of $1 billion	.02%

The fee will be subject to a yearly minimum of $50,000 with respect to each Fund.

1.2.
The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust or Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2. Out-Of-Pocket Expenses
In addition to the above fees, the Trust will reimburse Ultimus for certain out-of-pocket expenses incurred on the Trust’s behalf, including but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust (or, with respect to a Fund, its investment adviser). The Trust will be responsible for its normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Trust’s public documents, and fees and expenses of the Trust’s other vendors and providers.

3. Term

3.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive 1-year periods (each a “Renewal Term”).

4. Fee Increases
Following the first 18 months of the Initial Term, Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)2 plus 1.5%; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. Any CPI-U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

5. Amendment
The parties may only amend this Fee Letter by written amendment signed by both parties.

Fund Administration Fee Letter dated October 31, 2016.

	Centaur Mutual Funds Trust		Ultimus Fund Solutions, LLC
On behalf of Centaur Total Return Fund

By:	/s/ James H. Speed, Jr.	By:	/s/ Gary R. Tenkman
Name:	James H. Speed, Jr.	Name:	Gary R. Tenkman
Title:	Chairman - Trustee	Title:	Chief Operating Officer, Managing Director

[2]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.
Centaur Total Return Fund Fund Administration Fee Letter	Page 2 of 2

Transfer Agent and Shareholder Services Addendum
For
Centaur Mutual Funds Trust

This Addendum, dated October 31, 2016, is between Centaur Mutual Funds Trust (the “Trust”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, dated October 31, 2016, and Ultimus Fund Solutions, LLC (“Ultimus”).

Transfer Agent and Shareholder Services

1. Shareholder Transactions
Ultimus shall provide the Trust with shareholder transaction services, including:

1.2.
process shareholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the applicable Fund’s prospectus(es) applying all investment minimums and applicable redemption or other miscellaneous fees;

1.3.
set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method;

1.4.	assist shareholders making changes to their account information included in 1.2;

1.5.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.6.	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.7.
act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.8.
record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding;

1.9.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.10.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

1.11.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.12.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.13.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares; and

1.14.	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of shareholder bank information for automatic purchases.

2. Shareholder Information Services
Ultimus shall provide the Trust with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders;

2.4.	provide a 24 hour voice-response system;

2.5.	make representatives available to answer the Fund’s toll free incoming phone line; and

2.6.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3. Compliance Reporting

3.1.
AML Reporting. Ultimus agrees to provide anti-money laundering services to the Trust’s direct shareholders and to operate the Trust’s customer identification program for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Trust’s Board of Trustees (the “Board”) and with applicable law and regulations.

3.2.
Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Funds’ Auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3.
IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

3.4.	Market Timing Reports. Ultimus will provide quarterly market timing reports for each Fund.

3.5.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

Transfer Agent and Shareholder Services Addendum	Page 2 of 4

4. Dealer/Load Processing
For each fund with a share class that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a Letter of Intent;

4.2.	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

4.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

4.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

4.5.	applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5. Shareholder Account Maintenance
For each direct shareholder account, Ultimus agrees to perform the following services:

5.1.	maintain all shareholder records for each account in each Fund;

5.2.
as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

5.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third party copies if required;

5.4.	record shareholder account information changes; and

5.5.	maintain account documentation files for each shareholder.

6. Other Services

6.1.
Ultimus shall perform other services for the Trust that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all out-of-pocket expenses incurred by Ultimus; provided, however that the Trust may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

6.2.
For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

Transfer Agent and Shareholder Services Addendum	Page 3 of 4

7. National Securities Clearing Corporation Processing
Ultimus will:

7.1.
process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

7.2.	make representatives available to respond to dealer questions;

7.3.	issue instructions to each Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

7.4.	provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

7.5.	maintain shareholder accounts through Networking.

8. Tax Matters
Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of October 31, 2016.

	Centaur Mutual Funds Trust		Ultimus Fund Solutions, LLC
On behalf of all Funds listed on Schedule A to the Master Services Agreement

By:	/s/ James H. Speed, Jr.	By:	/s/ Gary R. Tenkman
Name:	James H. Speed, Jr.	Name:	Gary R. Tenkman
Title:	Chairman - Trustee	Title:	Chief Operating Officer, Managing Director

Transfer Agent and Shareholder Services Addendum	Page 4 of 4

Transfer Agent and Shareholder Services Fee Letter
For
Centaur Total Return Fund
A series of
Centaur Mutual Funds Trust

This Fee Letter applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Centaur Mutual Funds Trust (the “Trust”), on behalf of Centaur Total Return Fund (the “Fund”), pursuant to the Master Services Agreement, dated October 31, 2016, and the Transfer Agent and Shareholder Services Addendum, dated October 31, 2016.

1. Fees

1.1.
For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

Annual fee per open shareholder account:
Direct Accounts	$20.00 per account
NSCC Fund/Serve Accounts	$15.00 per account
IRA Maintenance Fee (if applicable)	Additional $15.00 per account
Annual fee per closed shareholder account	No fee
Web inquiry access (if applicable)	N/A
Initial set-up fee	$ per fund
Annual fee	$ per fund
Minimum fee per year for open and closed accounts in the aggregate
Per CUSIP	$18,000 per year

1.2.
The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2. Out-Of-Pocket Expenses
In addition to the above fees, each Fund will reimburse Ultimus or pay directly certain out-of-pocket expenses incurred on the Fund’s behalf, including but not limited to, postage, confirmations, statements, printing, telephone lines, Internet access fees, bank service charges, fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses.

3. Term

3.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive 1-year periods (each a “Renewal Term”).

4. Fee Increases
Following the first 18 months of the Initial Term, Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)3 plus 1.5%; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. Any CPI-U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

5. Amendment
The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

[3]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.
[Fund] Transfer Agent and Shareholder Services Addendum	Page 2 of 3

Transfer Agent and Shareholder Services Fee Letter dated October 31, 2016.

	Centaur Mutual Funds Trust		Ultimus Fund Solutions, LLC
On behalf of Centaur Total Return Fund
By:	/s/ James H. Speed, Jr.	By:	/s/ Gary R. Tenkman
Name:	James H. Speed, Jr.	Name:	Gary R. Tenkman
Title:	Chairman - Trustee	Title:	Chief Operating Officer, Managing Director